Exhibit 99.1

Dear Verint Colleagues,

I would like to take this opportunity to congratulate you on a very successful year and to highlight some of our significant 2007 achievements.

In the workforce optimization area of our business, we became the world’s leading provider of analytics-driven enterprise workforce optimization solutions for contact centers, branches and back-offices through our combination with Witness Systems. The combination was very well received by our customers, partners, industry analysts and the market overall. Since closing the transaction in May, we experienced very strong momentum in our workforce optimization business, finishing the year with record bookings.

Behind our success was a swift, comprehensive integration that leveraged the leadership and technology strengths of each organization. In December, only six months after completing the business combination, we achieved a significant milestone with the launch of our next generation Impact 360 suite, the world’s most unified workforce optimization solution, further extending our market leadership. Earlier this month, I attended our 2008 sales kickoff where I experienced first hand the tremendous excitement felt by our sales organization as the new market leader with the industry’s broadest portfolio of workforce optimization solutions. Since closing the transaction, our sales force has been very successful in winning new business around the world, including displacing other vendors in the market.

As demonstrated by our strong momentum in 2007 and record Q4 bookings in all regions—Americas, EMEA and APAC—the integration is largely behind us and we are now laser focused on leveraging our new market leadership, large installed base of contact center customers and a very broad set of strategic/OEM partners. I would like to thank the employees in our workforce optimization business for their hard work during 2007, including the product development team responsible for unifying our portfolio so quickly after closing, the sales and marketing teams for effectively communicating to customers and partners the benefits of our expanded offering and the strength of our technology/patent portfolio, and the customer service team for their absolute commitment to customer satisfaction and support.

In the security areas of our business, we continued to lead the market with innovative solutions for both networked video and communications interception. In video, we expanded our Nextiva IP video portfolio, extended our market reach through new strategic partnerships with EMC and Dell and won new customers in airports, seaports, retailers, transit authorities and banks around the world. Last week in our 2008 video sales kickoff meeting, one of our newest partners said, “We searched across the industry and Verint has, by far, the most complete IP Video solution.”

In communications interception, we maintained our market leadership and are providing solutions to law enforcement, government agencies and telecom operators in 100 countries around the world. In 2007, we added 40 new customers to our growing base and introduced new data retention solutions for telecom service provider compliance and highly sophisticated data fusion solutions for government and law enforcement agencies. I would like to thank all the employees of our security business for their continued commitment to product innovation, customer satisfaction and sales focus, which are the cornerstones of our ongoing market leadership.

Verint has quickly become a top 30 U.S. enterprise software company with 2,500 employees, offices in 18 countries and more than 10,000 customers around the world. To support our growth and scale the company for the future, we initiated a wide range of important projects during 2007 — to optimize our IT infrastructure, improve our operational processes and expand our recruitment and employee recognition programs. I would like to thank our global support organization, including human resources, IT, legal, operations and finance, for their significant efforts in building Verint’s infrastructure for long-term growth, including their contributions to the Witness integration.

We finished 2007 very strong. Unfortunately, at this time, we are unable to share with you our full fourth quarter or 2007 financial results. However, we are working diligently to complete the accounting work necessary to once again become current in our financial filings and seek relisting on the NASDAQ as soon as possible.

I would like to thank you again for your ongoing effort and commitment and wish everyone a great 2008.

Regards,

Dan